FIRST TRUST EXCHANGE-TRADED FUND VIII
                       120 EAST LIBERTY DRIVE, SUITE 400
                            WHEATON, ILLINOIS 60187


                               September 26, 2016

VIA EDGAR CORRESPONDENCE
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Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549


      Re:             First Trust CEF Income Opportunity ETF and
            First Trust Municipal CEF Income Opportunity ETF (the "Funds")
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Ladies and Gentlemen:

      The undersigned, First Trust Exchange-Traded Fund VIII (the "Registrant") and First Trust Portfolios L.P., the principal underwriter of the Funds, pursuant to the provisions of Rule 461 of the General Rules and Conditions of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, hereby respectfully request that the Commission grant acceleration of the effectiveness of Pre-Effective Amendment No. 2 to the Registrant's Registration Statement on Form N-1A (Registration No. 333-210186), filed on September 26, 2016, so that the same may become effective at 1:00 p.m., Eastern Time on September 26, 2016, or as soon thereafter as practicable.

                                       Very truly yours,

                                       First Trust Exchange-Traded Fund VIII

                                       By: /s/ W. Scott Jardine
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                                           W. Scott Jardine, Secretary



                                       First Trust Portfolios L.P.

                                       By: /s/ W. Scott Jardine
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                                           W. Scott Jardine, Secretary